SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 12b-25

Commission File Number
000-24690

NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K    [ ] Form 11-K    [ ] Form 20-F    [X] Form 10-Q    [ ] Form N-SAR

For Period Ended: October 1, 2005
[ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K	[ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR
For the Transition Period Ended:

Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I

REGISTRANT INFORMATION

Full name of registrant Clarion Technologies, Inc. .
Former name if applicable
Address of principal executive office (Street and number)           38 W. Fulton, Suite 300
City, state and zip code Grand Rapids, MI 49503

PART II

RULE 12b-25 (b) AND (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

(a)	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]	(b)	The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c)	The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III

NARRATIVE

        State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

        The Company is engaged in active negotiations to amend and/or extend the terms of its credit facility. The final terms and conditions of the amendment or extension have not been completed as of the filing of this notification. In light of those negotiations, the Company is not able to file its Quarterly Report on Form 10-Q for fiscal quarter ended October 1, 2005, by November 15, 2005, without unreasonable effort and expense. In order to timely file its Form 10-Q, the Company would have to redirect its executive officers away from negotiations with the lender, which would delay these negotiations. Additionally, the Company believes that until the negotiations are complete, the Company’s disclosures required by the Form 10-Q would be incomplete or misleading.

        The Company intends to file the subject Quarterly Report on Form 10-Q no later than November 21, 2005, the first business day after the fifth calendar day after the due date of this report.

PART IV

OTHER INFORMATION

        (1)        Name and telephone number of person to contact in regard to this notification

Pamela Emenheiser	(616)	336-6547

(Name)	(Area Code)	(Telephone Number)

        (2)        Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

        [X] Yes [ ] No

        (3)        Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

        [ ] Yes    [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

CLARION TECHNOLOGIES, INC.
(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2005

/s/ Edmund Walsh Edmund Walsh, Chief Financial Officer Clarion Technologies, Inc.